Service with Energy

—NEWS RELEASE—

To:	Business Wire, Daily Papers, Trade Press, Financial and Securities Analysts	For: Immediate Release

Contacts:	Todd Hornbeck, CEO (985) 727-6800
Jim Harp, CFO (985) 727-6802

Hornbeck Offshore Reports Third Quarter 2003 Results,

Announces Delivery of 240-ft. HOS Greystone, Commencement of

Double-Hulled Tank Barge Newbuild Program and Expansion of Revolving Credit Facility

New Orleans, Louisiana—(BUSINESS WIRE)—November 6, 2003

Third Quarter Results

Hornbeck Offshore Services, Inc. (“Hornbeck” or the “Company”) announced today that revenues for the quarter ended September 30, 2003 increased 26.5 percent to $28.2 million compared to $22.3 million for the same quarter in 2002. Operating income was $8.3 million or 29.4 percent of revenues for the third quarter of 2003, compared to $7.2 million or 32.3 percent of revenues for the same quarter in 2002. Third quarter 2003 net income was $2.2 million compared to $2.0 million for the third quarter of 2002.

The primary reason for the increase in revenue was the increase in the size of the Company’s fleet by an average of 8.3 new generation offshore supply vessels (“OSVs”) during the third quarter of 2003 compared to the third quarter of 2002. The decrease in operating margin was primarily due to soft market conditions in the Company’s OSV segment.

Nine-Month Results

For the nine months ended September 30, 2003, revenues increased 22.9 percent to $81.6 million resulting in operating income of $27.3 million or 33.5 percent of revenues, compared to revenues in the same period last year of $66.4 million, which resulted in operating income of $24.8 million or 37.3 percent of revenues. Net income totaled $9.1 million for the first nine months of 2003, compared to net income of $8.4 million for the first nine months of 2002.

Management Discussion

Since the end of the third quarter of 2002, the Company took delivery of a total of four newly constructed OSVs, with one vessel delivered on each of October 20, 2002 and March 17, June 19, and September 17, 2003, respectively, and acquired a total of six additional new generation OSVs, with five vessels delivered on June 26, 2003 and one vessel on August 6, 2003, respectively. The $5.9 million net increase in third quarter 2003 revenue over the prior year quarter was comprised primarily of incremental revenue from these newly constructed and

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

acquired vessels. This increase was offset, in part, by a decrease in the average dayrate of the Company’s other OSVs, primarily the 200-ft. class, due to soft market conditions in the Gulf of Mexico, as well as certain charges related to the integration of the six recently acquired 220-ft. vessels into the fleet during the third quarter of 2003. Operating costs and depreciation expense increased by a combined $4.5 million, primarily related to the incremental quarter-over-quarter effect of the increase in the OSV fleet size. Net income was also impacted by higher net interest expense in the third quarter of 2003 related to borrowings under the Company’s revolving credit facility, compared to the 2002 quarter when the revolver was undrawn.

Todd Hornbeck, President and CEO, stated, “Despite continued weak market conditions in the U.S. Gulf of Mexico, we were able to produce yet another quarter of solid financial results. We achieved these results primarily due to increased capacity in our OSV fleet, and geographic diversification and a high degree of contract coverage in both of our business segments.”

Certain Recent Developments

Delivery of 240 ED class HOS Greystone. On September 17, 2003, Hornbeck took delivery of the HOS Greystone, the Company’s third 240 ED class OSV. The HOS Greystone, which was delivered two weeks early by the shipyard, is currently working under a spot market time charter with a large independent oil and gas company to support its deepwater operations in the Gulf of Mexico.

Change of Address. On September 29, 2003, Hornbeck completed the previously announced move of its corporate headquarters from Mandeville, Louisiana into approximately 24,000 square feet of office space, in nearby Covington, Louisiana. The Company’s new mailing address is 103 Northpark Boulevard, Suite 300, Covington, Louisiana, 70433; and it’s telephone number, (985) 727-2000, remains unchanged.

Double-Hulled Tank Barge Newbuild Program. The Company’s Board of Directors recently approved a new vessel construction and vessel retrofit program for its wholly-owned subsidiary, Hornbeck Offshore Transportation, LLC. This is the Company’s fourth newbuild program since its inception six years ago—the first three were for the construction of a total of 17 new generation OSVs that were built to the Company’s proprietary in-house designs. The Company has signed definitive agreements with two shipyards for the first two double-hulled tank barges for delivery in December 2004 and is currently evaluating its plans with respect to a third tank barge. Hornbeck has also secured fixed-price options from one of the shipyards to construct up to a total of three additional double-hulled tank barges for delivery after 2004. Hornbeck Offshore Transportation currently operates a fleet of 12 ocean-going tugs and 16 ocean-going tank barges, one of which is double-hulled. Three of its existing tank barges are scheduled to be retired under the Oil Pollution Act of 1990 (“OPA ‘90”) by January 1, 2005.

Expansion of Revolving Credit Facility. On September 30, 2003, in anticipation of its plans to undertake the first phase of construction under its double-hulled tank barge newbuild program, Hornbeck expanded the borrowing capacity under its revolving credit facility from $50.0 million to $60.0 million, while adding a fourth bank, DVB Bank AG, to its lending group. The Company’s board has approved construction and retrofit costs for the first three tank barges of the newbuild program of up to $42.0 million, before allocation of construction period interest, which is expected to be funded by current cash, projected free cash flow from operations and available borrowing capacity. As of September 30, 2003, the Company had cash of $12.5 million and a balance of $46.9 million outstanding under its $60.0 million revolving credit facility.

Todd M. Hornbeck, the Company’s President and Chief Executive Officer commented, “The primary purpose of this tank barge newbuild and retrofit program is to address our need to replace three single-hulled tank barges that are required by OPA ’90 to be retired from service by January 1, 2005.”

Carl Annessa, the Company’s Vice President and Chief Operating Officer commented, “The newbuild program that we announced today is based on a proprietary new design that we have developed to replace and expand our existing fleet of ocean-going tank barges. We specifically designed these vessels to maximize transit speed, improve cargo through-put rates and enhance crew safety features.”

Conference Call

The Company will hold a conference call to discuss its third quarter 2003 financial results and recent developments at 1:00 p.m. (Central Time) today, November 6, 2003. To participate in the call, callers in the United States/Canada can dial toll-free (800) 642-9816 and international callers can dial (706) 679-3206. The conference ID for all callers is 3605637.

An archived version of the call will be available for replay beginning at 3:00 p.m. (Central Time) today, November 6, 2003 and ending at midnight Thursday, November 13, 2003. To access the replay, the toll-free number for callers in the United States is (800) 642-1687 while the number for international callers is (706) 645-9291. The conference ID for all callers is 3605637.

Additional material information with respect to the Company’s results of operations and financial condition for the third quarter of 2003 may be discussed on the conference call and, in any event, will be included in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission within five business days after today’s conference call.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges in the northeastern U.S. and in Puerto Rico. Additional Company information is available at its website at www.hornbeckoffshore.com under the captions, “News” and “Investors.”

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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03-011

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Statement of Operations (unaudited):
Revenues	$28,215	$22,322	$81,572	$66,381
Operating expenses	12,182	9,106	33,232	25,202
Depreciation and amortization	4,816	3,404	12,433	8,756
General and administrative expenses	2,941	2,603	8,654	7,657

Total operating expenses	19,939	15,113	54,319	41,615

Operating income	8,276	7,209	27,253	24,766
Interest expense	(4,804)	(4,021)	(13,378)	(11,817)
Interest income	25	127	141	575
Other income (expense), net [1]	(10)	—	697	—

Income before income taxes	3,487	3,315	14,713	13,524
Income tax expense	(1,328)	(1,272)	(5,591)	(5,152)

Net income	$2,159	$2,043	$9,122	$8,372

Other Financial Data (unaudited):
EBITDA [2]
Net income	$2,159	$2,043	$9,122	$8,372
Plus:
Interest expense	4,804	4,021	13,378	11,817
Income tax expense	1,328	1,272	5,591	5,152
Depreciation and amortization	4,816	3,404	12,433	8,756

EBITDA	$13,107	$10,740	$40,524	$34,097

	As of September 30, 2003	As of December 31, 2002
Balance Sheet Data (unaudited):
Cash and cash equivalents	$12,462	$22,228
Working capital	24,288	22,265
Property, plant and equipment, net	314,068	226,232
Total assets	363,298	278,290
Total long-term debt	219,480	172,306
Stockholders’ equity	110,327	71,875

[1]	Represents other income and expenses, including gains or losses on disposition of assets, foreign currency exchange gains or losses and minority interests in income or loss from unconsolidated entities.

[2]	EBITDA consists of earnings (net income) before interest expense, provision for income taxes, depreciation and amortization. This term, as the Company defines it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States, or GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is useful to an investor in evaluating the Company’s operating performance because:

•	it is widely used by investors in Hornbeck’s industry to measure a company’s operating performance without regard to items such as interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and
•	it helps investors more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the impact of its capital structure (primarily interest charges from the Company’s outstanding debt) and asset base (primarily depreciation and amortization of vessels) from the operating results.

Company management uses EBITDA:

•	as a measure of operating performance because it assists the Company in comparing its performance on a consistent basis as it removes the impact of capital structure and asset base from its operating results;
•	in presentations to the board of directors to enable them to have the same consistent measurement basis of operating performance used by Company management
•	as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations
•	as a basis for incentive cash bonuses paid to the executive officers and other shore-based employees
•	to assess compliance with financial ratios and covenants included in the revolving credit facility and the indenture governing the Company’s senior notes; and
•	in communications with lenders, senior note holders, rating agencies and others, concerning the Company’s financial performance

In March 2003, the Securities and Exchange Commission (“SEC”) adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in filings with the SEC, disclosures and press releases. These rules require non-GAAP financial measures to be presented with and reconciled to the most nearly comparable financial measure calculated and presented in accordance with GAAP. The above table reconciles EBITDA with the Company’s net income (loss).

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Other Operating Data (unaudited):

Offshore Supply Vessels:
Average number	19.9	11.6	15.8	10.4
Average utilization rate [1]	88.6%	91.0%	90.0%	94.1%
Average dayrate [2]	$10,411	$12,344	$11,460	$11,994

Tugs and Tank Barges:
Average number of tank barges	16.0	16.0	15.9	16.0
Average fleet capacity (barrels)	1,156,330	1,130,727	1,141,308	1,130,727
Average barge size (barrels)	72,271	70,670	72,019	70,670
Average utilization rate [1]	67.7%	73.1%	72.8%	77.9%
Average dayrate [3]	$10,788	$9,119	$11,125	$9,382

[1]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[2]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[3]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost of in-chartering third party equipment paid by customers.